As Filed with the Securities and Exchange Commission on September 24, 2008
Registration No. 333-140749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ACE*COMM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	52-1283030 (I.R.S. Employer Identification No.)
704 Quince Orchard Road
Gaithersburg, MD 20878
(301) 721-3000
(Address, including zip code, and
telephone number, including area code, of
principal executive offices)

Steve M. Dubnik
Vice President and Secretary
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
(301) 721-3000
(Name, Address, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications and notices to:
Paul A. Gajer
Sonnnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020
Tel: (212) 768-6700
Fax: (212) 768-6800

     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 filed on February 16, 2007, as amended by Pre-Effective Amendment No. 1 filed on April 30, 2007 and by Pre-Effective Amendment No. 2 filed on May 11, 2007 (File No. 333-140749) (the “Registration Statement”), with the Securities and Exchange Commission by ACE*COMM Corporation (the “Registrant”). The Registration Statement registered the offer and sale of up to 114,044 shares of the Registrant’s common stock, par value $0.01 per share, by selling stockholders.
     On September 22, 2008, pursuant to an Agreement and Plan of Merger, dated as of July 11, 2008, between the Registrant, Ariston Global Holding LLC and Ariston Global Merger Sub, Inc. (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, each share of common stock, par value $0.01 per share, of the Registrant was converted into the right to receive $0.545 in cash, without interest.
     The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, any and all securities registered under the Registration Statement that have not been issued prior to the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-140749) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on September 24, 2008.

ACE*COMM CORPORATION

By:	/s/ Mark Trudeau

Name:	Mark Trudeau
Title:	President
     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-140749) has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Trudeau	President (Principal Executive Officer)	September 24, 2008
Mark Trudeau

/s/ Jeff Koehne	Vice President, Chief Financial Officer	September 24, 2008
Jeff Koehne	and Treasurer (Principal Financial Officer and Accounting Officer)

/s/ Steve M. Dubnik	Director, Vice President	September 24, 2008
Steve M. Dubnik

/s/ Kevin S. Dickens	Director, Vice President	September 24, 2008
Kevin S. Dickens

/s/ Richard Patterson	Director	September 24, 2008
Richard Patterson

/s/ David Schaible	Director	September 24, 2008
David Schaible